Exhibit 10.2

THE PANTRY, INC.

AWARD AGREEMENT
(Awarding Performance-Based Cash to [[FIRSTNAME]] [[LASTNAME]])

THIS AWARD AGREEMENT (this “Agreement”) is dated as of [[AWARDDATE]] (the “Award Date”) by and between The Pantry, Inc., a Delaware corporation (the “Company”), and [[FIRSTNAME]] [[LASTNAME]] (“Participant”) pursuant to The Pantry, Inc. 2007 Omnibus Plan (the “Plan”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

RECITALS:

A.    Participant is an employee of the Company and the Company considers it desirable to give Participant an added incentive to advance the interests of the Company and its shareholders.

B.    The Company now desires to award Participant a cash award, pursuant to the terms and conditions of this Agreement and the Plan.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the parties agree as follows:

1.    Performance Based Cash Award. The Company has awarded Participant, and Participant hereby accepts, [[AWARDCOMMENT]] a cash award at target level (“Cash Award”). The Cash Award is subject to the terms and conditions stated in this Agreement and in the Plan.

2.    Period of Restriction. Subject to Participant’s continuing to provide services to the Company, the restrictions set forth in this Agreement with respect to the Cash Award shall lapse with respect to one-third (1/3) of the Cash Award on the later of (i) each of the first, second and third anniversaries of the Award Date and (ii) the date that the Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”) determines in its discretion, including without limitation through the inclusion or exclusion of any events listed in Section 12.2 of the Plan, that the Company has met the performance goal (the “Performance Goal”) for the performance period (the “Performance Period”) as established by the Committee (the “Vest Date”). If the Performance Goal is not met, the Cash Award will be forfeited. The performance criteria for the Performance Period, the related Performance Measure (as such term is defined in Section 12 of the Plan), the Performance Goal, and the threshold, target and maximum performance levels are set forth on Exhibit A. Where performance falls between threshold and target or target and maximum levels, the amount of the Cash Award that will vest shall be determined on a pro rata basis. The Performance Goal will be established by the Committee within ninety (90) days of the beginning of the Performance Period.

Participant acknowledges that prior to the lapse of the applicable restrictions, the Cash Award may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the Vest Date applicable to an Installment, the restrictions set forth in this Agreement with respect to such Installment shall lapse.

3.    Termination.

(a)     Death or Disability. If Participant’s termination of employment or other relationship with the Company is as a result of Participant’s death or Disability (as such term is defined in Participant’s employment agreement or, if Participant has no employment agreement, within the meaning of Section 22(e)(3) of the Code), then any restrictions which would otherwise remain on any of the three Installments of the Cash Award at target level shall immediately lapse.

(b)     Retirement. If Participant’s termination of employment or other relationship with the Company is as a result of Participant’s Retirement (for purposes of this Agreement, defined as Participant’s termination after attaining age fifty-five (55) with at least ten (10) completed years of service), then the Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”), or its delegate, in its sole discretion, may vote to accelerate vesting of all outstanding cash awards to the extent that the Performance Goal is met. If this occurs, the restrictions set forth in this Agreement with respect to the Cash Award shall immediately lapse on the date such decision was made by the Committee, causing any restrictions which would otherwise remain on the Cash Award to immediately lapse. The decision by the Committee regarding acceleration of outstanding cash awards in the case of Participant’s Retirement will be made considering the following factors: (1) Participant’s previous general contributions to the Company, (2) Participant’s contributions on key initiatives of the Company, (3) Participant’s years of service to the Company, (4) Financial performance of the Company in the current fiscal year; and/or (5) Financial performance of the Company in the previous fiscal year.

If taxes become due on all cash awards, then Participant will be subject to taxes and withholding as set forth in Section 4, below.

(c)    Other Terminations. If Participant’s Termination is by the Company or an Affiliate or by Participant for any reason other than death, Disability or Retirement, then all Cash Awards for which the applicable restrictions had not lapsed prior to the date of such Termination shall be immediately forfeited.

4.    Taxes and Withholdings. Upon the Vest Date for any Installment, or as of which the value of any Cash Award first becomes includible in Participant’s gross income for income tax purposes, Company will satisfy such withholding obligations by withholding Cash otherwise deliverable to Participant (provided, however, that the amount of any Cash so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income).

5.    No Right to Continued Employment. Neither the Cash Award nor any terms contained in this Agreement shall confer upon Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, nor restrict in anyway the right of the Company, which right is hereby expressly reserved, to terminate Participant’s employment or service at any time for any reason. Participant acknowledges and agrees that any right to have restrictions on the Cash Award lapse is earned only by continuing in the service of the Company or an Affiliate at the will of the Company or such Affiliate, and satisfaction of the other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, or being awarded the Cash Award.

6.     The Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such requirements as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. A copy of the Plan is available to Participant at the Company’s principal executive offices upon request and without charge.

7.    Notices. All notices by Participant or Participant’s assignees shall be addressed to The Pantry, Inc., 305 Gregson Drive, Cary, North Carolina 27511, Attention: Human Resources, or such other address as the Company may from time to time specify. All notices to Participant shall be addressed to Participant at Participant’s address in the Company’s records.

8.    Other Plans. Participant acknowledges that any income derived from the Cash Award shall not affect Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

9.    Clawback Provision. It is the Company’s Policy that, consistent with Section 954 of the Dodd-Frank Act, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will seek to recover from any current or former executive officer of the Company who received incentive-based compensation (performance cash awards awarded as compensation) during the 3-year period preceding the date on which the Company is required to prepare the accounting restatement, the amount, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The Company will implement this Policy in accordance with the rules of the Securities Exchange Commission, as they are promulgated. Pursuant to this agreement, Employee agrees to promptly return to the Company any and all amounts received pursuant to this Agreement to the extent the Company is entitled or required to recover such amounts by the terms of (i) the Company’s Executive Compensation Recoupment Policy or other Clawback or recoupment policy, as adopted, amended, implemented, and interpreted by the Company from time to time, and/or (ii) Section 954 of the Dodd-Frank Act (as may be amended) and any applicable rules or regulations promulgated by the Securities Exchange Commission.

10.    Change in Control. In event of a Change in Control (as defined in the Omnibus Plan), one hundred percent (100%) of the Performance Based Cash Award set forth in Paragraph 1 above shall vest and Participant shall not have any additional rights relating to this grant.

11.    Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflict of law provisions thereof.

12.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first above written.

THE COMPANY:

THE PANTRY, INC.

By:
Dennis G. Hatchell
President and Chief Executive Officer

By electronic signature the Participant enters into this Agreement pursuant to the terms and conditions outlined above as of the date first above written.

PARTICIPANT:

By:
[[FIRSTNAME]] [[LASTNAME]]